                                                                      Exhibit 15

June 9, 1998

The Caldor Corporation
Norwalk, Connecticut

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The Caldor Corporation (Debtor-In-Possession) and subsidiaries ("Caldor") for the periods ended May 2, 1998 and May 3, 1997, as indicated in our report dated June 9, 1998 which includes explanatory paragraphs relating to the Company's reorganization proceedings and its ability to continue as a going concern; because we did not perform an audit, we expressed no opinion on the information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended May 2, 1998, is incorporated by reference in a) Registration Statement No. 33-44996 of Caldor on Form S-8, b) Registration Statement No. 33-41321 of Caldor on Form S-8, c) Registration Statement No. 33-51510 of Caldor on Form S-8, d) Registration Statement No. 33-67438 of Caldor on Form S-8 and e) Registration Statement No. 33-84526 of Caldor on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Section 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

New York, New York